November 1, 2016

Arch Coal, Inc.

One CityPlace Drive, Ste. 300

St. Louis, Missouri 63141

Ladies and Gentlemen:

I am Senior Vice President – Law, General Counsel and Secretary for Arch Coal, Inc., a Delaware corporation (the “Company”). This opinion letter is being furnished in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission for the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 2,990,540 shares of the Company’s Class A Common Stock, par value $0.01 per share (the “Shares”), which Shares are to be issued from time to time in connection with the Arch Coal, Inc. 2016 Omnibus Incentive Plan (the “Plan”).

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection herewith, I have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act. I have also examined the Company’s Certificate of Incorporation and Bylaws, and the corporate actions of the Company that provide for the issuance of the Shares, and have made such other investigation as I have deemed appropriate. I also have examined and relied upon certificates of public officials and, in rendering this opinion, have made the assumptions that are customary in opinion letters of this kind. I have not verified any of those assumptions.

Based upon and subject to the foregoing and the additional qualifications and other matters set forth below, I am of the opinion that the Shares have been duly and validly authorized and reserved for issuance, and that the Shares, when offered and sold by the Company in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

The opinion expressed above is limited to the laws of the State of Missouri, the Federal laws of the United States of America and, to the extent required by the foregoing, the General Corporation Law of the State of Delaware as in effect (and published or otherwise generally available) on the date hereof, and I assume no obligation to revise or supplement the opinion should such law be changed by legislative action, judicial decision or otherwise. In rendering the opinion, I have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the references to my name in the Registration Statement. In giving such consent, I do not thereby concede that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

By:	/s/ Robert G. Jones
Robert G. Jones Senior Vice President – Law, General Counsel and Secretary